EXHIBIT INDEX

Exhibit A: Attachment to item 77B:
           Accountants report on internal control

Exhibit B: Attachment to item 77O:
           Transactions effected pursuant to Rule 10f-3
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Exhibit A:
Report of Independent Accountants

To the Board of Trustees and Shareholders of The Gabelli Westwood Funds:

In planning and performing our audit of the financial statements of The Gabelli Westwood Funds (comprised of The Gabelli Westwood Equity Fund, The Gabelli Westwood Balanced Fund, The Gabelli Westwood Intermediate Bond Fund, The Gabelli Westwood SmallCap Equity Fund, The Gabelli Westwood Realty Fund, and The Gabelli Westwood Mighty Mites Fund, collectively the "Fund") for the year ended September 30, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of September 30, 2000.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
November 14, 2000



Exhibit B:
THE GABELLI WESTWOOD SMALL CAP EQUITY FUND
2ND QUARTER 2000
SECTION 10F-3 TRANSACTIONS

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund. A folder documenting such compliance for each transaction is available for inspection by Board Members.

Trade Dates                    05-18-00
Issue                          US Unwired
Shares                         10,000
Price                          $11
Amount                         $110,000
Spread Amount                  0.77
Spread %                       7.0%
Fund's % of Issue              0.13%
% of Issue for all
Westwood Funds                 0.13%
Broker        Donaldson Lufkin & Jenrette
Issues within 90 days        3
Reason       (1),(2)

Trade Dates                    06-27-00
Issue                          Genuity
Shares                         5,000
Price                          $11
Amount                         $55,000
Spread Amount                  0.434
Spread %                       3.95%
Fund's % of Issue              0.00%
% of Issue for all
Westwood Funds                 0.00%
Broker       Morgan Stanley
Issues within 90 days        3
Reason       (1),(2)



The Purchases listed above meet the following requirements of 10f-3
 ...Part of an issue registered under the Securities Act of 1933.
 ...Purchased at not more than the offering price.
 ...Offered pursuant to a firm commitment underwriting.
 ...The issuer has been in continuos operation for at least 3 years.

All other requirements are presented in the table above.

Reason Key

(1) Does not exceed 125% of the mean offering spread of 3 comparable Issues underwritten in the last 90 days.
(2) Does not exceed 110% of this underwriting spread of 3 comparable Issues underwritten in the last 90 days.

Note: If 3 comparable issues are not available within 90 days, a one-year window is used.




THE GABELLI WESTWOOD SMALL CAP EQUITY FUND
3RD QUARTER 2000
SECTION 10F-3 TRANSACTIONS

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund. A folder documenting such compliance for each transaction is available for inspection by Board Members.

Trade Dates                    08-02-00
Issue                          California Pizza Kitchen
Shares                         200
Price                          $15
Amount                         $3,000
Spread Amount                  1.05
Spread %                       7.0%
Fund's % of Issue              0.00%
% of Issue for all
Westwood Funds                 0.00%
Broker        Bank America
Issues within 90 days        3
Reason       (1),(2)



The Purchases listed above meet the following requirements of 10f-3
 ...Part of an issue registered under the Securities Act of 1933.
 ...Purchased at not more than the offering price.
 ...Offered pursuant to a firm commitment underwriting.
 ...The issuer has been in continuos operation for at least 3 years.

All other requirements are presented in the table above.

Reason Key

(1) Does not exceed 125% of the mean offering spread of 3 comparable Issues underwritten in the last 90 days.
(2) Does not exceed 110% of this underwriting spread of 3 comparable Issues underwritten in the last 90 days.

Note: If 3 comparable issues are not available within 90 days, a one-year window is used.